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                                                                  EXHIBIT 3.1(c)

                             ARTICLES OF AMENDMENT

                                       OF

                                INTERLAND, INC.


                                       1.

                  The name of the corporation is Interland, Inc. (hereinafter referred to as the "Corporation").

                                       2.

                  Article II of the Amended and Restated Articles of Incorporation of the Corporation are hereby deleted and restated in their entirety as follows:

                                  "ARTICLE II.

                  The Corporation shall have authority to issue not more than 100,000,000 shares of Common Stock, of no par value (the "Common Stock"), and 25,000,000 shares of preferred stock, of no par value (the "Preferred Stock")."

                                       3.

                  The powers, rights and preferences, and the qualifications, limitations and restrictions thereof, of Series A Convertible Participating Preferred Stock and Series A-1 Convertible Participating Preferred Stock, as set forth at the end of Article IV of the Amended and Restated Articles of Incorporation of the Corporation, are hereby amended to (i) increase the aggregate number of authorized shares constituting Series A Preferred to 15,000,000 and (ii) increase the aggregate number of authorized shares constituting Series A-1 Preferred to 2,100,000.

                                       4.

                  The amendment was duly adopted by unanimous written consent of the Board of Directors dated as of December 23, 1999 and was duly approved by the Corporation's shareholders in accordance with the provisions of Code
Section 14-2-1003 of the Georgia Business Corporations Code.

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                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer, this 23rd day of December, 1999.


                                INTERLAND, INC.


                                By: /s/ Kenneth Gavranovic
                                   --------------------------------------------
                                    Kenneth Gavranovic, Chief Executive Officer